The Mexico Fund, Inc.

Monthly Summary Report
October 2012

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

			October 31, 2012

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$382.96	$386.81	$339.05
NAV per share	$28.66	$28.95	$25.37
Closing price NYSE2	$27.59	$26.97	$23.53
% Premium (Discount)	(3.73%)	(6.84%)	(7.25%)
Shares traded per month2 (composite figures)	535,214	433,697	619,900
Outstanding shares3	13,362,856	13,362,856	13,362,586
Shares on Short Interest Position2	63,515	14,798	19,201

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	4.51%	11.70%	17.38%	30.20%
NAV per share	1.04%	6.71%	10.23%	24.52%
Bolsa Index	0.00%	4.08%	4.81%	17.36%
MSCI Mexico Index	-0.37%	4.31%	5.13%	16.71%

	2 Years	3 Years	5 Years	10 Years
Market price	28.24%	89.37%	26.00%	499.60%
NAV per share	19.12%	66.86%	6.12%	491.56%
Bolsa Index	10.31%	46.43%	8.13%	440.85%
MSCI Mexico Index	11.85%	47.30%	4.79%	366.94%

_________________________________

1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.
2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.
3 During October 2012, the Fund did not repurchase any of its own shares in the open market.
4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa Index5	41,619.96	40,866.96	36,159.99
Daily avg. of million shares traded	397.6	373.0	374.5
Valuation Ratios6: P/E	18.24	18.15	19.79
P/BV	2.98	2.98	2.64
EV/EBITDA	9.26	9.13	8.34
Market capitalization (billion US$)	$544.32	$544.61	$475.26

IV. The Mexican Economy.	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	4.21%	4.17%	4.36%
Six months	4.53%	4.27%	4.43%
One year	4.63%	4.59%	4.40%
Long-term Bonds
Three years	4.95%	4.85%	4.66%
Five years	4.93%	N.A.	5.11%
Ten years	5.35%	5.44%	6.85%
20 years	N.A.	6.57%	7.48%
30 years	6.49%	N.A.	N.A.
Currency Market8
Exchange Rate (Ps/US$)	Ps. 13.0949	Ps. 12.8585	Ps. 13.3517
	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.44%	2.12%	4.77%

_________________________________

5 Source: Mexican Stock Exchange
6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.
7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.
 8 Sources: Bloomberg and Banco de México
9  Source: Banco de México

V. Economic Comments.

       According to results of the monthly poll conducted during October 2012 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.87% during 2012 and 3.56% during 2013. The inflation rate is estimated by analysts to be 4.16% for 2012 and 3.76% for 2013. The exchange rate of the peso against the dollar is expected to end 2012 at Ps. 12.79 and at Ps. 12.71 towards the end of 2013, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.33% and 4.54% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI. Portfolio of Investments As of October 31, 2012 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 99.22%	Value	Net Assets
	Airports
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$9,691,559	2.53%

	Beverages
1,492,000	Arca Continental, S.A.B. de C.V.	10,825,201	2.83
430,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	5,511,069	1.44
3,300,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	29,716,607	7.76
1,700,000	Grupo Modelo, S.A.B. de C.V. Series C	14,981,405	3.91
		61,034,282	15.94
	Building Materials
20,277,000	Cemex, S.A.B. de C.V. Series CPO	18,380,285	4.80

	Chemical Products
3,300,000	Alpek, S.A.B. de C.V. Series A	8,613,582	2.25
3,630,396	Mexichem, S.A.B. de C.V.	17,989,935	4.70
		26,603,517	6.95
	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	6,444,494	1.68

	Consumer Products
6,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	14,405,608	3.76

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	5,814,936	1.52
2,840,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	15,777,898	4.12
1,536,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	4,188,696	1.09
		25,781,530	6.73
	Food
4,700,000	Grupo Bimbo, S.A.B. de C.V. Series A	10,947,010	2.86
1,550,000	Grupo Herdez, S.A.B. de C.V.	4,198,467	1.09
		15,145,477	3.95
	Health Care
3,400,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	6,776,684	1.77

	Holding Companies
12,090,000	Alfa, S.A.B. de C.V. Series A	22,296,734	5.82
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	5,862,725	1.53
		28,159,459	7.35
	Housing
3,010,000	Urbi Desarrollos Urbanos, S.A.B. de C.V.	1,877,960	0.49

	Media
3,900,000	Grupo Televisa, S.A.B. Series CPO	17,726,596	4.63

	Mining
6,250,000	Grupo México, S.A.B. de C.V. Series B	20,026,881	5.23
105,500	Industrias Peñoles, S.A.B. de C.V.	5,255,704	1.37
		25,282,585	6.60

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Restaurants
1,000,000	Alsea, S.A.B. de C.V.	1,603,678	0.42

	Retail
2,550,000	Controladora Comercial Mexicana, S.A.B. de C.V. Series UBC	7,179,780	1.88
56,000	First Cash Financial Services, Inc.	2,500,968	0.65
1,300,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	11,649,955	3.04
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	7,379,957	1.93
9,000,000	Wal-Mart de México, S.A.B. de C.V. Series V	26,577,523	6.94
		55,288,183	14.44
	Steel
225,900	Ternium, S.A.	4,637,756	1.21

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	7,084,285	1.85

	Telecommunications Services
41,000,000	América Móvil, S.A.B. de C.V. Series L	52,068,362	13.60
250,000	NII Holdings, Inc.	1,995,051	0.52
		54,063,413	14.12

	Total Common Stock	$379,987,351	99.22%

Securities	SHORT-TERM SECURITIES – 0.55%
Principal Amount
	Repurchase Agreements
$1,341,380	BBVA Bancomer, S.A., 4.45%, dated 10/31/12, due 11/01/12 repurchase price $1,341,546 collateralized by Bonos del Gobierno Federal.	$1,341,380	0.35%
	Time Deposits
	Comerica Bank, 0.20%, dated 10/31/12, due 11/01/12	771,269	0.20
	Total Short-Term Securities	2,112,649	0.55
	Total Investments	382,100,000	99.77
	Other Assets in Excess of Liabilities	859,773	0.23
	Net Assets Equivalent to $28.66 per share on 13,362,856 shares of capital stock outstanding	$382,959,773	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)